Riviera Holdings Corporation
                                2901 Las Vegas Boulevard South
                                      Las Vegas NV 89109
                              Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                                     www.rivierahotel.com


FOR FURTHER INFORMATION

AT THE COMPANY                               INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO              Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                         (208) 241-3704 Voice
(702) 794-9442 Fax                           (208) 232-5317 Fax
Email:  mlefever@theriviera.com              Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


RIVIERA ANNOUNCES RESIGNATION OF MARK LEFEVER AS CFO OF RIVIERA HOLDINGS AND PRESIDENT OF RIVIERA BLACK HAWK


         LAS VEGAS, NV (March 20, 2008) - Riviera Holdings Corporation (AMEX:RIV) today announced the resignation of Mark B. Lefever as Chief Financial Officer and Executive Vice President of Riviera Holdings Corporation and as President of Riviera Black Hawk effective March 31, 2008. Mr. Lefever has accepted a position as Chief Financial Officer of Fontainebleau Las Vegas LLC.

         Mr. William L. Westerman, CEO and Chairman of Riviera Holdings, will assume the duties of President of Riviera Black Hawk and Chief Financial Officer of Riviera Holdings Corporation in the interim.

         Mr. Westerman said, "Mark was a welcome addition to the Riviera team when he joined us two years ago. He was instrumental in securing our refinancing in 2007, as well as providing invaluable insight and direction for our Company. We wish him the best in his future endeavors with our next door neighbor, Fontainebleau Las Vegas, as they continue to develop their project. Given Fontainebleau's close proximity to the Riviera, I am confident that Mark will be available to provide a very smooth transition as we actively search for our new CFO."

About Riviera Holdings:
         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV. For additional information, please visit the Company's website at www.rivierahotel.com.



                                                                 # # #